UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2007
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Appointment of Juan Figuereo as Chief Financial Officer
     On March 12, 2007, Cott Corporation (the “Company”) announced that Juan R. Figuereo has been appointed as the Company’s Chief Financial Officer, effective as of March 26, 2007. The Company entered into an offer letter with Mr. Figuereo on March 7, 2007, setting forth the material terms of his employment.
     Mr. Figuereo, 51, joins the Company from Wal-Mart International, where he has held the position of Vice President, Mergers & Acquisitions since 2003. In this role, he provided leadership to Wal-Mart’s international growth strategy through acquisitions, partnerships and joint ventures in global markets. Prior to joining Wal-Mart, Figuereo spent 15 years with PepsiCo in a variety of international finance and general management roles, first within the Pepsi-Cola organization and then in the Frito Lay business. He held Chief Financial Officer roles for Frito Lay in Southern Europe, and Pepsi-Cola in Brazil and Latin America. He also spent three years as Managing Director of Frito Lay Dominicana, where he was responsible for the full scope of business operations in the Caribbean.
     There is no arrangement or understanding between Mr. Figuereo and any other person(s) pursuant to which he was selected as Chief Financial Officer. Mr. Figuereo does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.
     Under the terms of Mr. Figuereo’s offer letter, the Company will pay him a base salary of $350,000 per year and an annual car allowance of $16,000. He is also eligible to participate in the Company’s short-term executive bonus plan with an annual bonus target for 2007 equal to 200% of his base salary based on achievement of Company performance targets, with the opportunity to earn up to 400% of his base salary if the Company exceeds the performance targets and achieves significant stretch targets approved by the Company’s board of directors. His bonus payment for 2007 will be calculated based on a full 12 month period and will not be prorated for his time of employment with the Company. Mr. Figuereo is eligible to participate in all Company benefit plans made available to Company employees and senior executives, including the executive incentive share purchase and long-term incentive plans.
     As an inducement to enter into employment with the Company, Mr. Figuereo will receive a cash sign-on bonus of $300,000 (less applicable statutory withholdings and deductions) to be paid by July 1, 2007, and has agreed to use this cash bonus to purchase Cott shares and hold them for a minimum of 18 months. Mr. Figuereo will also receive a grant under the Company’s Performance Share Unit Plan (the “PSU Plan”) with a current value of $400,000, subject to the vesting and other provisions of the PSU Plan. In addition, Mr. Figuereo will be entitled to relocation assistance to Tampa, Florida and he has agreed to be subject to standard confidentiality undertakings.

     If Mr. Figuereo’s employment is terminated for any reason other than just cause (as such term is used in his offer letter), disability, or death, the Company will pay him a lump sum payment equal to (A) two times his annual base salary at the time of termination plus (B) two times an amount equal to the average of his bonus payment for the most recently completed two fiscal years (capped at 100% of annual base salary for each fiscal year). If Mr. Figuereo’s employment is terminated without just cause in connection with a change in control of Cott, he will be paid a severance package equal to 24 months base salary, bonus (at 100% target level) and benefits. All such payments will be made less applicable statutory withholdings and deductions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: March 13, 2007	By:	/s/ Mark Halperin
	Name:	Mark Halperin
	Title:	Chief Legal & Corporate Development Officer and Corporate Secretary